Exhibit 99.1

ICAHN ENTERPRISES L.P. ANNOUNCES RESULTS OF RIGHTS OFFERING

(New York, New York, February 28, 2017) – Icahn Enterprises L.P. (NASDAQ: IEP) (“Icahn Enterprises”) announced today the results of its previously announced rights offering (the “Rights Offering”).

Pursuant to the Rights Offering, Icahn Enterprises distributed transferable subscription rights (the “Rights”) pro rata to the holders of record of its depositary units representing limited partner interests (the “Depositary Units”). Holders of the Depositary Units, as of the close of business on February 6, 2017, received 0.07718 rights for each Depositary Unit held as of such date. Each whole Right entitled the holder to acquire one newly issued Depositary Unit at a subscription price of $53.71 per unit.

The Rights Offering was fully subscribed with total Basic Subscription Rights and Over-Subscription Rights being exercised for a total of 11,171,104 Depositary Units. Basic Subscription Rights that were not properly exercised by 5:00 p.m., New York City time, on February 22, 2017 have expired without any payment to holders of such unexercised Rights. Following the consummation of the Rights Offering, there will be 155,912,253 Depositary Units outstanding.

Our general partner is indirectly owned and controlled by Carl C. Icahn. Affiliates of Mr. Icahn held, prior to the closing of the Rights Offering, 129,999,050 of our Depositary Units, representing approximately 89.8% of our outstanding Depositary Units. Certain of Mr. Icahn’s affiliates fully exercised all of the Basic Subscription Rights and Over-Subscription Rights allocated to them in the Rights Offering. Following the consummation of the Rights Offering, Mr. Icahn’s affiliates will hold 140,524,155 of our Depositary Units, representing approximately 90.1% of our outstanding Depositary Units.

The Depositary Units subscribed for in the Rights Offering will be distributed to participants or credited through DTC on or about March 1, 2017. Any excess payments to be refunded to participating holders will be mailed by the subscription agent as promptly as practicable.

Icahn Enterprises estimates that it will receive gross proceeds of approximately $600 million from the Rights Offering.

Icahn Enterprises filed a registration statement on Form S-3 with the Securities and Exchange Commission that registered the Rights and the new Depositary Units. The registration statement was declared effective on October 7, 2016.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

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Icahn Enterprises L.P. (NASDAQ: IEP), a master limited partnership, is a diversified holding company engaged in ten primary business segments: Investment, Automotive, Energy, Railcar, Gaming, Metals, Mining, Food Packaging, Real Estate and Home Fashion.

Investor Contact:

SungHwan Cho

Chief Financial Officer

212-702-4300